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                                                                   EXHIBIT 10.19

7/23/97            LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT


      This License, Development and Supply Agreement (this "Agreement") is made as of this _______ day of July, 1997 (the "Effective Date") by and between Abbott Laboratories, an Illinois corporation, together with its Affiliates (as defined herein), having its principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("Abbott"), and Corixa Corporation, a Delaware corporation, having its principal place of business at 1124 Columbia Street, Suite 200, Seattle, Washington 98104 ("Corixa").

                                   RECITALS

A. Corixa owns intellectual property rights relating to proprietary technology useful in the diagnosis of tuberculosis.

B. Abbott desires to acquire access to such technology and a non-exclusive license under such intellectual property rights, and under any intellectual property rights covering any improvements to such technology to make, have made, use, import, offer to sell and sell diagnostic products which embody such technology and are useful in the diagnosis of tuberculosis.

C. Corixa is willing to provide Abbott access to such technology and to grant Abbott a license under such intellectual property rights in accordance with the terms and conditions set forth in this Agreement.

D. Corixa is willing to supply to Abbott, and Abbott agrees to purchase from Corixa under the conditions set forth in this Agreement, certain reagents for Abbott's use in the manufacture of diagnostic products embodying such intellectual property rights and technology.

      NOW THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS

      In addition to the terms defined elsewhere in this Agreement, the following words and phrases, whenever capitalized in this Agreement, shall have the following meanings:

      1.1 "Affiliate" shall mean, with respect to a party, any entity that controls, is controlled by, or is under common control of a party. For this purpose, control of an entity shall mean direct or indirect ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or greater interest in the equity of, such corporation or other business entity, or the maximum percentage allowed by law in the country of the controlled entity.

      1.2 "Calendar Quarter" shall mean respectively, the three consecutive month periods of each calendar year: January, February, March; April, May, June; July, August, September; and October, November and December.

      1.3 "Combination Product" shall mean a Licensed Product that [***]

      1.4 "Contract Year" shall mean a period of twelve (12) consecutive months during the term of this Agreement, the first Contract Year shall commence on the date Abbott submits a firm purchase order to Corixa pursuant to Article 9.

      1.5 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereof.






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      1.6  "Field" shall mean the in-vitro diagnostic detection and monitoring of M. tuberculosis in humans. [***]

      1.7 "First Commercial Sale" shall mean the date on which Abbott first transfers title to Licensed Product in any country within the Territory to a Third Party. The transfer of a reasonable amount of Licensed Product intended for clinical use or for the primary purpose of evaluating customer acceptance shall not be included in the calculation of the First Commercial Sale.

      1.8 "Fully Burdened Manufacturing Cost" shall mean the cost of direct labor, direct materials and manufacturing overhead incurred in the manufacture of Materials, such calculation being based upon accepted GAAP.

      1.9 "GAAP shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied.

      1.10 "GMP" shall mean the FDA's current good manufacturing practices, as specified in 21 CFR Section 210 and the FDA's guidance documents, and all successor regulations and guidance documents thereto.

      1.11 "Licensed Know-How" shall mean any and all technical information, processes, formulae, data, engineering, know-how and trade secrets, in each case that is Confidential Information under Section 8 of this Agreement, that is necessary to practice under the Licensed Patents in the Field. By way of example, Licensed Know-How shall include with respect to Materials, chemical and analytical methods and data, specifications and pharmacological and toxicological methods and data.

      1.12  "Licensed Patents" shall mean all:

            (a) issued patents and patent applications identified in Exhibit A attached hereto and as amended from time to time by the mutual agreement of the parties, and all patents issuing from patent applications identified in Exhibit A from time to time;

            (b) all patents, patent applications and patents issuing from patent applications that cover peptides and/or proteins which are (i) discovered by Corixa within twelve months of the Effective Date under Corixa's M. tuberculosis diagnostic antigen discovery program and (ii) are not subject to any rights of Third Parties;

            (c) all patents, patent applications and patents issuing from patent applications arising during the term of this Agreement which claim the priority of the patents and patent applications described in subparagraph (a) and (b) above, including all extensions, renewals, re-examinations, continuations, continuations-in-part, divisions, patents of addition, reissues and foreign counterparts thereof in any country in the world, in each case claiming such priority; and

            (d) expressly excluding any patents (and patents issuing from patent applications) of Corixa which obligates Corixa to pay license, milestone, royalty or other fees to a third party.


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      1.13 "Licensed Product" shall mean products which incorporate Materials or are directly based on Licensed Patents or Licensed Know-How or which, but for the license granted hereunder, the manufacture, sale or use of would infringe one or more Valid Claims.

     1.14 "Materials" shall mean the [***], including [***], listed on Exhibit B, as amended from time to time by the mutual agreement of the parties.

      1.15  "Net Sales" shall mean:

            (a) the amount invoiced by Abbott or its Affiliates for the sale or other disposition to Third Parties (or to Affiliates that are end users of the Licensed Product) of all Licensed Products, in the Territory, less the following deductions for amounts actually incurred related to the sale or other dispositions:

                  (i) commercially reasonable quantity, trade and cash discounts or rebates, recalls, credits or allowances and adjustments separately and actually credited to customers for rejections and returns of Licensed Product;

                  (ii) charges for freight, postage, transportation, import or export taxes, excise taxes and other similar taxes, insurance and other delivery costs not otherwise charged to the customer; and

                  (iii) any tax or other government charges imposed on the
                        sale or use of Licensed Product (other than income tax) levied on its sale, transportation or delivery and borne by Abbott or its Affiliates.

            (b) With respect to Combination Products, the gross invoiced price of such Combination Products billed to customers by Abbott, less: [***].

            (c) In the event that a Licensed Product sold by Abbott or its Affiliates is increased in price to include an amount to cover the amortized cost of an instrument system and/or other equipment supplied to a customer by Abbott under a Reagent Agreement Plan, Reagent Rental Plan, or other successor or similar plan (collectively referred to herein as "RAP"), the Net Sales for such Licensed Product on which payments are made pursuant to Article 4 shall be determined by reducing the total Net Sales of such Licensed Product (including the total of sale of the Licensed Product and instrument system RAP) by the amount of the price increase attributable to RAP, using Abbott's standard accounting procedures in accordance with GAAP, provided the minimum amount attributable to the Net Sales of the Licensed Product shall be no less than the per unit current net selling price of the

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                  Licensed Product as sold alone to non-RAP customers.

            (d)   Net Sales shall not include [***] Licensed Product used in
                  [***].

            (e) In the event that a Licensed Product is transferred by Abbott or any of its Affiliates to an end user, except as provided in
                  (d) above, free of charge or at a price which is substantially lower than the price that would be charged in an arms length third party transaction, then the Net Sales of such Licensed Product shall be determined using the average selling price of such Licensed Product by Abbott and its Affiliates in arms length Third Party transactions over the same time period or, if no average selling price of such Licensed Product is available as of such date, at a reasonable value (to be agreed upon by the parties) based upon the average selling prices of products available in the marketplace similar to such Licensed Product.

      1.16 "Specifications" means written specifications for the Materials that will be developed pursuant to Section 10.1 and shall be attached hereto and made a part hereof as Exhibit C.

      1.17  "Territory" shall mean the entire world.

      1.18 "Third Party" means a party other than Abbott, Corixa or their Affiliates.

      1.19 "Valid Claim" shall mean, with respect to each individual country in the Territory, (i) a claim of an issued and unexpired patent included in the Licensed Patents which claim has not been held invalid or unenforceable by a final decision, unappealed or unappealable, of a court or agency of competent jurisdiction or admitted to be invalid by Corixa or one of Corixa's licensors [or (ii) a claim of a pending patent or patent application included in the Licensed Patents, which claim has been pending less than five (5) years.]

      1.20 Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural and vice versa.

2.    LICENSE GRANT

      2.1 License. Corixa hereby grants to Abbott a non-exclusive license, without the right to sublicense, under Licensed Patents and Licensed Know-How to use, make, have made, sell, offer to sell, import or otherwise distribute Licensed Products within the Territory for use solely in the Field. Subject to
Section 12 hereof, Abbott shall have no right to make or have made any Materials or other subject matter claimed in the Licensed Patents or a part of the Licensed Know-How.


      2.2 [Favored Terms. If, during the term of this Agreement, Corixa grants another license in the Field for an identical antigen or antigens to any Third Party under Licensed Patents and Licensed Know-How on overall terms and conditions which are substantially more favorable to said Third Party with respect to royalty and supply obligations than those contained herein, Corixa shall notify Abbott promptly and provide Abbott with all relevant details of such more favorable royalty and supply obligations. Abbott shall, by exercise of notice within ten (10) days of receiving such information from Corixa, have the benefit of such more favorable royalty and supply obligations commencing upon the effective date of such other license.]


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3.    MILESTONE AND ROYALTY PAYMENTS

      3.1   License Fee. In consideration of the license granted to Abbott under
Article 2, Abbott shall pay to Corixa a [***] fee of [***] as soon as practicable, but in no event later than thirty (30) days following the Effective Date. Such fee shall be non-refundable and non-creditable against any payment due hereunder, royalty or otherwise.

      3.2   Milestone Payments.

            (a) Abbott shall pay to Corixa [***] within thirty (30) days following the earlier of (i) Abbott's initiation of clinical trials of Licensed Product, or (ii) the first anniversary of the Effective Date.

            (b) Abbott shall pay to [***] within thirty (30) days following the earlier of (i) the submission of a data package by Abbott to a regulatory agency outside the U.S. seeking approval or clearance to sell the first Licensed Product under this Agreement outside the United States, or (ii) the first anniversary of the date on which Abbott paid Corixa pursuant to Section 3.2(a) above.

            (c) Abbott shall pay to Corixa [***] within thirty (30) days following the earlier of (i) the First Commercial Sale outside the United States, or (ii) the first anniversary of the date on which Abbott paid Corixa pursuant to Section 3.2(b) above.

            (d) Abbott shall pay to Corixa [***] within thirty (30) days following submission of a data package by Abbott to the FDA seeking regulatory approval or clearance to sell the first Licensed Product under this Agreement in the United States.

            (e) Abbott shall pay to Corixa [***] within thirty (30) days following the First Commercial Sale in the United States.

            (f) Except with respect to Sections 3.2(d) and (e) above, Abbott shall commit the same level of developmental and commercial diligence towards achieving the above milestones as it would toward any other leading internal project in the field of rapid diagnostics.

      Abbott shall receive a [***]

      3.3   Royalties.

            (a) Abbott shall pay to Corixa a royalty on Net Sales of each Licensed Product in each country of the Territory. Such royalty shall be calculated as follows: [***] of Net Sales in countries with Valid Claims that cover the Licensed Product, unless [***]

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                  for each [***] the [***] royalty rate payable to Corixa
                  hereunder shall [***]. The [***] royalty shall be paid on Licensed Product covered by a Valid Claim on a country by country basis. [***]

            (b)   The obligation to pay royalties to Corixa under this Section
                  3.3 is imposed only once with respect to the same unit of Licensed Product regardless of the number of Valid Claims pertaining thereto. Payments due under this Agreement shall be deemed to accrue when Licensed Products are billed. The royalty payable in countries with issued patents shall be paid for the life time of the patents on a country-by-country basis.

            (c) No royalties shall be payable on sales of Licensed Product among or between Abbott and its Affiliates, unless such Affiliate in an end user of such Licensed Product.

4.    ROYALTY REPORTS

      4.1   Royalty Payment and Reports. The royalties payable pursuant to
Section 3.3 shall be paid within sixty (60) days after the last day of each Calendar Quarter with respect to Net Sales occurring during such Calendar Quarter. Each such payment shall be accompanied by a statement, in sufficient detail describing the Licensed Products sold, the country of sale, the amount of Licensed Product sold and the basis for calculating the accrued royalties. After the First Commercial Sale, such statement shall be prepared whether or not Abbott has recorded any sales in such Calendar Quarter. All information provided by Abbott pursuant to this Section shall be deemed Confidential Information.

      4.2 Calculation of Royalty. The calculation of the accrued royalties payable hereunder shall be based on Net Sales converted to U.S. dollars using standard conversion methodology, which is consistent with GAAP. The standard conversion methodology for sales is based on monthly averages (the spot rate for the end of the month immediately prior to that which payment is due plus the spot rate for the month ending when payment is due divided by two), using central bank fixing rates in countries where available and open market rates otherwise.

      4.3 Country Requirements. If any country restricts the amount payable on account of Net Sales in such country, the amount due hereunder shall not exceed the maximum amount payable, under applicable laws, regulations or administrative rulings of such country. If any Net Sales are made in a currency as to which conversion into U.S. Dollars is then blocked, Abbott shall make payment in such local currency, to the extent permitted by U.S. and local law, to an account designated by Corixa.

      4.4 Payment of Applicable Taxes. If any taxes are imposed on any payments accruing to Corixa under this Agreement, and are required to be withheld by Abbott by the relevant taxing authority, such taxes shall be [***], and when paid by Abbott to the proper taxing authority out of accrued royalties, proof in evidence of such payment shall be secured and sent to Corixa together with official or other appropriate evidence issued by the appropriate governmental authority. All taxes levied on Corixa's income arising from this Agreement shall be


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borne by Corixa. The parties shall take steps consistent with current commercial practices to: (i) avoid or minimize any such withholding; and (ii) take advantage of such double taxation avoidance agreements as may be available.

      4.5 Records. Abbott shall keep full, complete and proper records and accounts of Net Sales of the Licensed Products. Upon reasonable notice to Abbott, Corixa shall have the right to have an independent certified public accountant, selected by Corixa and acceptable to Abbott, audit Abbott's records pertaining to the Licensed Product during normal business hours to verify the amounts payable pursuant to this Agreement; provided, however that: (i) such audit shall not take place more frequently than once a year, and (ii) shall not cover such records for more than the preceding three (3) years. Such audit shall be at Corixa's expense unless Abbott has paid Corixa less than [***] of the amount determined to be due for a given time period, in which case such audit shall be at Abbott's expense. Abbott shall preserve and maintain all such records and accounts required for audit for a period of three (3) years after the quarter to which such records and accounts apply.

5.    DEVELOPMENT

      5.1 Project Team. Upon execution of this Agreement, a group shall be formed consisting of at least one technical representative from both Abbott and Corixa (the "Project Team") for the purpose of ensuring (a) good communication between Abbott and Corixa of technical information relative to the development of Licensed Product, (b) smooth transfer of required Materials, and any [***] shared between the parties, and (c) adequate support of the manufacturing scaleup of the Materials. The Project Team shall interface at least [***] in a mutually agreed format (e.g. in person, by telephone or video conference) during the period beginning with the Effective Date of this Agreement and ending with the First Commercial Sale.

      5.2 Supply of Materials for Product Development. During the period commencing with the Effective Date and terminating with clinical lot preparation (the "Development Phase"), Corixa agrees to provide to Abbott, [***], reasonable quantities of Materials to be used for development of Licensed Product. During the period commencing upon the conclusion of the Development Phase and ending with the First Commercial Sale (the "Clinical Phase"), Materials required for use by Abbott will be provided by Corixa under the terms and conditions in
Section 9.2(a).

      5.3 Exchange of [***]. During the Development Phase of the Licensed Product, both parties agree to make available to the other, [***], reasonable quantities of [***] to be used for the purpose of evaluating the performance of the Licensed Product.

6.    INTELLECTUAL PROPERTY

      6.1 Disclosure of Inventions. Each party shall promptly disclose to the other party all inventions, discoveries and improvements arising from the development effort undertaken pursuant to this Agreement, whether or not patentable, made or conceived in the Field (an "Invention").

      6.2 Ownership of Joint Inventions. All Inventions jointly made or conceived by employees or others acting on behalf of Abbott and Corixa during the term of this Agreement (a "Joint Invention") shall be jointly owned by both parties. All costs associated with (a) prosecuting and maintaining such patents and patent applications, and (b) enforcing such patents against Third Party infringers shall be shared equally by both parties. In the event that a Joint Invention is solely related to or has greatest application to Licensed Know-How, then the prosecution and maintenance of such patents and enforcement of such patents against Third Party infringers shall be the responsibility of Corixa. In the event a Joint Invention is solely related to or has greatest application to Abbott's proprietary technology or know-how, then the prosecution and maintenance

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of such patents and enforcement of such patents against Third Party infringers shall be the responsibility of Abbott. Both parties shall be given the opportunity to review and comment upon the other's patent applications covering Joint Inventions and the parties shall mutually agree upon all such filings. Each party shall keep the other party advised as to all material developments with respect to all such patents and patent applications. Either party may assign its interest under any Joint Invention to the other party and have no further obligation for any prosecution, maintenance, enforcement, cost and expenses of any patent application or patent covering such Joint Invention except as to costs and expenses that have accrued prior to such assignment. [***]

      6.3 Corixa Sole Inventions. All inventions, discoveries and improvements solely applicable to Licensed Know-How in the Field, whether or not patentable, made or conceived solely by employees or others acting on behalf of Corixa during the term of this Agreement ("Corixa Invention"), shall be (i) owned solely by Corixa, (ii) promptly disclosed in writing to Abbott, (iii) considered part of Licensed Know-How, and (iv) subject to the terms and conditions of this Agreement. All costs associated with (a) prosecuting and maintaining such patents and patent applications, and (b) enforcing such patents against third party infringers shall be the responsibility of Corixa.


      6.4 Abbott Sole Inventions. All improvements, developments, modifications or derivatives of the Materials or other subject matter claimed in the Licensed Patents or a part of the Licensed Know-How, whether or not patentable, made or conceived solely by employees or others acting on behalf of Abbott during the term of this Agreement ("Abbott Invention"), shall be owned solely by Abbott. All costs associated with (a) prosecuting and maintaining such patents and patent applications, and (b) enforcing such patents against third party infringers shall be the responsibility of Abbott. If Abbott terminates this Agreement pursuant to Section 13.3 or 13.5 and the rights to an Abbott Invention are the only intellectual property rights preventing Corixa from practicing in the Field, then Abbott shall grant Corixa a royalty bearing non-exclusive license on terms and conditions acceptable to the parties.


7.    PATENT ENFORCEMENT

      7.1 Notification of Third Party Infringement of Licensed Patents. If during the term of this Agreement, either party becomes aware of a Third Party infringement or threatened infringement (a "Third Party Infringement") of any Licensed Patent in the Territory, or any misappropriation of Licensed Know-How, the party having such knowledge shall promptly provide notice to the other party, with all available details.

      7.2 Corixa's Right to Restrain Infringement. Corixa shall have the right, but not the obligation, to pursue in its name, at its own expense, efforts to restrain a Third Party Infringement and to recover profits and damages. Upon Corixa's request and at Corixa's expense, Abbott shall be joined as a party plaintiff and shall cooperate in the pursuit thereof, as is reasonably necessary. If Corixa decides to undertake such action, then Corixa shall have the sole right to control prosecution, and may retain for its own account any amounts recovered from Third Parties, but Corixa shall keep Abbott informed on a regular basis as to the status of such proceeding.

      7.3 Abbott's Right to Restrain Infringement. If Corixa fails to take action within one hundred eighty (180) days after becoming aware of a Third Party Infringement, then Abbott, at any time prior to Corixa thereafter taking action, shall have the right, but not the obligation, to pursue the restraint of such Third Party Infringement in its own name or in the name of Corixa as it deems necessary or appropriate (at Abbott's expense), and Corixa hereby consents and agrees to the use of its name in any such action. Corixa shall cooperate with Abbott, at Abbott's expense, as is


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reasonably necessary in any such action brought by Abbott. If Abbott pursues legal action, Abbott shall have the sole right to control prosecution, and may retain for its own account any amounts recovered from Third Parties, but Abbott shall keep Corixa informed on a regular basis as to the status of such proceeding.

      7.4 Recovery of Litigation Expenses by Abbott. During the pendency of any legal proceeding or appeal thereof undertaken by Abbott pursuant to Section 7.3, Abbott shall continue paying royalty to Corixa in accordance with the terms of this Agreement, but shall be allowed to deposit in an interest-bearing escrow account with a federally insured bank, [***] of such royalty, provided that Abbott has first notified Corixa in writing prior to such action. In the event that Abbott is successful in such legal proceeding or withdraws such action due to settlement, Abbott shall be entitled to retain the full share of any recovery, and the escrowed amount shall be released to Corixa. In the event that Abbott is unsuccessful in such legal proceeding and Corixa fails to reimburse Abbott for its reasonable expenses, including attorney fees, associated with such legal proceeding within thirty (30) days following completion of the Third Party Infringement action, the escrowed royalties shall be released to Abbott in an amount equal to Abbott's reasonable litigation expenses, with any remaining funds from the escrow account paid to Corixa.

      7.5 Failure to Resolve Infringement. If within twelve (12) months of the date of notice of Third Party Infringement in a country, neither Corixa nor Abbott, for any reason, has effected termination of such infringement, or Corixa has not granted a license to the infringing party in respect to the infringement, and where the infringing sales equal or exceed [***] of Abbott's total Net Sales of Licensed Product in such country, Abbott's royalty payment on Net Sales of Licensed Product payable to Corixa in such country pursuant to this Agreement shall be [***], which amount shall be deposited in an interest-bearing escrow account with a federally insured bank. The funds deposited in such account shall be released to Corixa upon the earlier of the execution of a license with the alleged infringer or the issuance of an order in an action against the alleged infringer or other termination of the infringement; provided, however, that if within [***] after receiving notice of the Third Party Infringement Corixa has neither instituted legal proceedings against nor granted a license to the infringing party with respect to any such Third Party Infringement, then Abbott's royalty rate on Net Sales of Licensed Product in such country pursuant to this Agreement shall be [***] until such time as such Third Party Infringement is terminated and all funds deposited in the escrow account established pursuant to this Section 7.5 for such country shall be paid to Abbott.

      7.6 Shared Recovery in a Cooperative Legal Action. In the event Abbott and Corixa agree to pursue a cooperative legal action related to a Third Party Infringement and a monetary award is obtained in such action, such award shall be applied in the following priority: (i) to reimburse Abbott and Corixa by proportion and up to the extent of their actual out-of-pocket expenses (including reasonable attorney fees) in prosecuting such action; (ii) to be shared by proportion and up to the extent of any damages established to have been suffered by either party, including but not limited to Abbott's lost profits and Corixa's lost royalties; and (iii) the balance, if any, to be shared equally between Abbott and Corixa.

      7.7 Infringement of Third Party Patents. If any patent infringement or similar action is brought in a country in the Territory against Abbott, or any supplier, distributor, or customer of Abbott because of actual or anticipated manufacture, use or sale of a Licensed Product or use of Licensed Know-How, then Abbott shall promptly notify Corixa and send Corixa copies of all papers that have been served. Corixa shall have the right, but not the obligation, to defend any such action if and to the extent such claims of infringement, violation or misappropriation are based in the making, using, importing, offering to sell and/or selling of Materials or the practice of Licensed Patents or the use of Licensed Know-How. If Corixa decides to undertake such action, then Corixa shall have the sole right to control prosecution, and may retain for its own account any amounts recovered from Third Parties, but Corixa shall keep Abbott informed on a regular basis as


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to the status of such proceeding. Abbott shall at all times cooperate with
Corixa, and continue to pay Corixa any applicable royalties during the pendency of such action and any appeals. Corixa agrees to reimburse Abbott for its reasonable expenses and/or attorney's fees to the extent these expenses and fees are related to the assistance provided to Corixa in defending such action or claim.

      7.8 Failure of Corixa to Defend Third Party Patent Infringement. If Corixa elects not to defend such infringement action after being notified by Abbott, Abbott shall have the right to defend the action itself. If Abbott does undertake such defense, (a) Corixa shall cooperate with Abbott and Abbott shall be entitled to select legal counsel of its choice and otherwise control all aspects of the litigation, and (b) Abbott shall be permitted to escrow [***] of the royalties for Net Sales in the applicable country, which would otherwise be payable to Corixa hereunder, during the pendency of any such suit or any appeal taken from it, provided that no escrow offset will be made without prior notification in writing to Corixa. Upon final decision in favor of Abbott, unappealed or unappealable, of an administrative agency or court of competent jurisdiction, payment by Abbott of said royalty amounts escrowed and back due, shall then be made to Corixa within thirty (30) days of said final decision, after deduction of the reasonable costs and expenses heretofore set forth in this Section 7.8 and incurred by Abbott. Upon final decision against Abbott, unappealed or unappealable, of any administrative agency or court of competent jurisdiction, such that Abbott must cease the making, using, offering to sell, selling or importing of Licensed Product, then any amount held in escrow by Abbott shall be immediately released to Abbott. In the event a final decision is rendered against Abbott and the escrowed amount is insufficient to reimburse Abbott for its reasonable costs and expenses, including reasonable attorney fees, Corixa shall pay Abbott an amount equal to such deficiency, provided such amount payable by Corixa shall not exceed the royalties paid to Corixa for Net Sales in the applicable country during the [***] prior to the establishment of the escrow account by Abbott in accordance with this Section
7.8. If Corixa's payment to Abbott pursuant to the preceding sentence does not reimburse Abbott fully for its reasonable costs and expenses, [***].

      7.9 Settlement of Legal Action. Any legal action undertaken by Corixa pursuant to this Article 7, may be settled by Corixa without Abbott's consent, provided that Abbott is not bound by the terms of such settlement. Any legal action that Abbott undertakes pursuant to this Article 7 shall not be settled by Abbott without Corixa's prior written consent, which consent shall not be unreasonably withheld.

8.    CONFIDENTIALITY

      It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose proprietary and confidential information to the other ("Confidential Information"). Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing, during the term of this Agreement and for a period of five (5) years following the termination of this Agreement, the receiving party shall take such reasonable measures to maintain such Confidential Information as confidential as it takes to protect its own proprietary and confidential information, and shall not publish or otherwise disclose such Confidential Information. The following information shall not be considered Confidential Information:

      (a) information which was already known to the receiving party, other than under an obligation of confidentiality to the disclosing party, at the time of disclosure by the other party; or

      (b) information which was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; or

      (c) information which becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

      (d) information which was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information; or

      (e) information which was developed independently without reference to Confidential Information received from the other party hereunder as evidenced by the receiving party's own written records.

      Confidential Information shall include all disclosures hereunder in writing and identified as being "Confidential", or if disclosed orally, which are reduced to writing within thirty (30) days of oral disclosure and clearly identified as being "Confidential". In the event either party must disclose the other party's Confidential Information in order to comply with applicable governmental regulations or as otherwise required by law or judicial process, such party shall give reasonable advance notice to the other party of such proposed disclosure in order that the non-disclosing party may intercede and oppose such process, and shall use its best efforts to secure confidential treatment of such Confidential Information which is required to be disclosed.

9.    PRODUCT SUPPLY

      9.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Corixa shall sell and supply to Abbott, and Abbott shall purchase from Corixa or Corixa's designated Third Party manufacturer all of its requirements of the Materials, in accordance with Section 9.2. In the event that additional [***] not covered by Corixa's patents or patent applications are required for improved Licensed Product performance, Abbott shall be entitled to purchase and/or license such materials from any Third Party. Upon one hundred and eighty (180) days prior notice to Abbott, Corixa may delegate the performance of any or all of its obligations under Articles 9, 10, 11 and 12 of this Agreement to a Third Party manufacturer (the "Third Party Manufacturer"), but shall remain primarily liable to Abbott for any failure to fully perform such obligations.

      9.2   Purchase Price, Price Adjustments and Payment.

            (a) For Materials sold by Corixa and purchased by Abbott pursuant to this Agreement during the Clinical Phase, Abbott shall pay a purchase price equal to [***] of the Fully Burdened Manufacturing Cost of such Materials calculated in accordance with GAAP (the "Purchase Price"). The Purchase Price for each antigen is set forth on Exhibit D. The parties may amend Exhibit D by mutual written agreement as may be necessary to reflect changes in the estimated cost of each antigen, which Exhibit will be appended to this Agreement prior to the Clinical Phase.

            (b) For Materials sold by Corixa and purchased by Abbott pursuant to this Agreement, subsequent to the Clinical Phase, Abbott shall pay the Purchase Price, [***]. Corixa agrees to diligently pursue efforts to reduce the overall cost of Materials and will allow representatives of Abbott to audit Corixa's accounting records pertaining to the manufacture of the Materials once per year.

            (c) The Purchase Price may be adjusted once each Contract Year by written notice from Corixa to Abbott at least ninety (90) days prior to the anniversary date of the Contract Year. The adjusted Purchase Price shall become effective for the Materials ordered by and delivered to Abbott during the succeeding Contract Year provided that any such adjusted price for that Contract Year shall not exceed the previous Contract Year price by greater than [***], which last precedes the effective date of the price adjustment.

            (d) Corixa shall invoice Abbott at the time of or after each shipment of the Materials. Abbott shall pay such invoice within thirty (30) days from the date of receipt of the invoice.

      9.3   Forecast and Orders.

            (a) Within thirty (30) days of the Effective Date (or a date mutually agreed upon by the parties), Abbott shall furnish to Corixa a rolling quarterly forecast for the quantities of Materials that Abbott intends to order during the twelve (12) month period, commencing no sooner than ninety (90) days from the date of the forecast. Prior to the initiation of Clinical Lots of Licensed Product, such forecast shall be used for planning purposes only. Following initiation of Clinical Lots of Licensed Product, the first [***] months of such forecast shall constitute a binding commitment upon Abbott to purchase such quantities as evidenced by purchase orders received from Abbott in accordance with Section 9.3 (b). The balance of such forecast shall merely represent reasonable estimates for planning purposes only [***]. Abbott shall update such forecast quarterly.

            (b) Abbott shall place each purchase order with Corixa for Materials to be delivered hereunder at least ninety (90) days prior to the delivery date specified in each respective order. Corixa hereby guarantees such ninety (90) day delivery from the receipt of each purchase order and shall accept such firm orders placed by Abbott within ten (10) days of receipt for that amount of Materials which varies no more than +/- [***] of the then current estimate for the applicable period. For orders of Materials that exceed [***] of the then current estimate for the applicable period, Corixa shall use its reasonable best efforts to meet the ninety (90) day delivery date. If Corixa is unable to deliver on the specified date, Corixa may decline to provide that amount of Materials which exceeds [***] of the most current forecast underlying such order, provided, that it is declined in writing and is delivered to Abbott within ten (10) days of Corixa's receipt of the order. Corixa shall deliver against each such order in accordance with Section 9.4. Abbott shall be obligated to purchase all Materials ordered and delivered by the delivery date, provided, that such Materials is not otherwise rejected pursuant to Section 11.1. The terms and conditions of this Agreement shall control as to a particular order unless otherwise agreed to in writing by the parties.

      9.4 Delivery. Delivery terms shall be F.O.B. Corixa's manufacturing facility in Seattle, Washington, or other facility as designated by the Third Party Manufacturer. Corixa shall ship Materials under appropriate storage conditions in accordance with Abbott's purchase order form.

In all other respects, the obligations and rights of the parties shall be governed by the terms and conditions of this Agreement. None of the general terms and conditions set forth on any such purchase order form shall be applicable, and none of the general terms or conditions set forth in any acknowledgement form used by Corixa shall be applicable.

      9.5 Safety Stock. After the First Commercial Sale, Corixa shall maintain a fresh safety stock of Materials, equivalent to the forecasted purchases for the most recent [***] month period, to be exclusively available to Abbott. Deliveries by Corixa to Abbott may be taken from Corixa's inventory identified as safety stock. Corixa's safety stock shall be rotated with its regular inventory of Materials to maintain a reasonable shelf life. Corixa shall keep Abbott reasonably informed of the level of inventory identified as the safety stock. In the event of termination of this Agreement, Abbott will be obligated to purchase the unsold portion of such safety stock from Corixa, to the extent the quantity on termination is equal to or less than the most recent [***] month forecast.

10.   PRODUCT MANUFACTURE

      10.1 Incoming Specifications. The parties will in good faith cooperate with one another to develop the Specifications, which shall be acceptable to both parties. The Specifications shall be agreed upon in writing and shall be incorporated into this Agreement as Exhibit C, as amended from time to time by the mutual agreement of the parties. The parties may from time to time amend the Specifications by mutual written agreement without the necessity of amending this Agreement. Such amended Specifications shall then be deemed the Specifications as defined in Section 1.16. The Specifications shall be considered Confidential Information for the purposes of Article 8.

      10.2  Manufacturing Process.

            (a) Except for Materials manufactured for use in the Development Phase, Corixa or the Third Party Manufacturer, as the case may be, shall manufacture the Materials in accordance with GMP, as required by the United States Food and Drug and Cosmetic Act (the "Act"), together with all pertinent rules and regulations of the FDA, the Specifications, and all other applicable national, state and local laws, regulations, and guidelines.

            (b) In the event that a regulatory submission or country registration requires the disclosure of information regarding the manufacturing process used in connection with the Materials to be supplied under this Agreement, Corixa shall promptly disclose all such information to the appropriate governmental authority. Such information shall be considered Confidential Information pursuant to Article 8. Corixa shall not modify the processes nor change the materials used in the manufacturing process without the prior written approval of Abbott.

      10.3 Testing of Materials. Corixa shall test or cause to be tested each batch of Materials manufactured pursuant to this Agreement before delivery to Abbott. Each test shall set forth the Specifications, the items tested and test results in a certificate of analysis for each batch delivered. Corixa shall send or cause to be sent such certificates to Abbott along with delivery of Materials. Abbott is entitled to rely on such certificates for all purposes of this Agreement. Nothing in this Agreement shall be construed to require Abbott to perform any incoming testing, analytical or otherwise, on any Material received from Corixa. The information in such certificates shall be true in all material respects. Nothing in this Agreement shall be construed to require Abbott's verification of the test results used to complete such certificates.

      10.4 Certification. Corixa or its designated third party manufacturer shall use commercially reasonable efforts to become an Abbott approved vendor within twelve (12) months following the Effective Date.

      10.5 Cease Manufacture. Corixa or the Third Party Manufacturer may elect to cease supply of Materials to Abbott upon at least twelve months advance notice to Abbott. Such notice shall include all necessary information to enable Abbott or any Third Party designated by Abbott to manufacture the Materials in accordance with the Specifications.

11.   QUALITY ASSURANCE AND INSPECTION

      11.1  Rejected Goods/Shortages.

            (a) Abbott shall notify Corixa in writing of any claim relating to Materials which do not conform to the Specifications or any shortage in quantity of any shipment of Materials within thirty (30) days of receipt of such shipment. In the event of such rejection or shortage, Corixa shall replace the Materials or make up the shortage within thirty (30) days of receiving such notice, at no additional cost to Abbott, and shall make arrangements with Abbott for the return or destruction of any rejected Materials, such return shipping charges or costs of destruction to be paid by Corixa.

            (b) In the event of a conflict regarding any nonconforming Materials which Corixa and Abbott are unable to resolve, a sample of such Materials, together with mutually agreed upon questions, shall be submitted by Abbott to an independent laboratory reasonably acceptable to both parties for testing against the Specifications and the test results obtained by such laboratory shall be final and binding upon the parties. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory's findings are made. In the event the test results indicate that the Material in question does not conform to the Specifications, Corixa shall replace such Material with conforming Material at no additional cost to Abbott within thirty (30) days after receipt of such results, provided that Corixa has sufficient conforming Material in its inventory to do so. If sufficient conforming Material is not available, Corixa shall use its best efforts to replace the nonconforming Material with conforming Material at no additional cost to Abbott as soon as possible, but in no event shall the replacement time exceed one hundred twenty (120) days.

      11.2  Regulatory.

            (a) Each party shall keep the other informed of any formal or informal inquiry by any regulatory agency of any state or national government or supranational authority relating to either Materials or Licensed Product used or sold hereunder.

            (c) Upon reasonable prior notice, but not less than five (5) working days, Corixa shall permit representatives of any regulatory agency having jurisdiction over the manufacture and/or marketing of the Materials or of any diagnostic assay or other product in which the Materials is incorporated, to inspect its facilities in conjunction with the manufacture, testing, packaging, storage, handling and shipping of the Materials. Further, Corixa shall advise Abbott immediately if Corixa receives notice of an impending inspection or if an authorized agent of the FDA or other governmental agency visits any of Corixa's manufacturing facilities concerning the Materials. Corixa shall furnish to Abbott any report including any FDA Form 483 notices (or comparable notices of other agencies), regulatory letters or similar documents received from such agency and the application of such report to the Materials, if any, within seven (7) days of Corixa's receipt of such report.

      11.3 Inspection by Abbott. Notwithstanding Corixa's obligation to provide the certificate set forth in Section 9.9, Corixa shall permit Abbott upon reasonable prior notice, but not less than five (5) working days, and during regular business hours, but no more often than once in each contract year, access to (i) those areas of Corixa's manufacturing facilities where the Material is manufactured, tested, packaged, stored, handled and shipped, and
(ii) the manufacturing records for the Materials manufactured for Abbott.

      11.4 Recall; MDR; Field Correction. Should any defect or governmental action relating to the Licensed Product result in (a) the recall, destruction or withholding from market of the Licensed Product ("Recall"); (b) the issuance of a Medical Device Report within the meaning of the Act on Licensed Product ("MDR"); or (c) the institution of a field correction of any Licensed Product ("Field Correction"), then Corixa shall reasonably cooperate, at Abbott's reasonable request, in the resolution of such recall, MDR or Field Correction. Abbott shall handle notification of customers and returns of Licensed Product from customers and all FDA communications and requests regarding any Recalls, MDRs or Field Corrections.

      11.5 Customer Complaints. In the event that Corixa or Abbott receives any customer complaint regarding a Licensed Product, then that party shall promptly inform the other concerning the details of any such complaint. The complaint shall then be evaluated and investigated by Abbott at Abbott's own cost. Corixa shall assist Abbott in follow-up correction of product complaints, at Abbott's reasonable request. The cost of any follow-up correction shall be borne by Corixa up to the extent such complaint is related to the manufacturing of the Materials by Corixa, or some other cause or event attributable to Corixa, and shall be borne by Abbott up to the extent such complaint is related to a cause or event attributable to Abbott.

12.   FAILURE TO SUPPLY

      12.1 Failure. In the event that Corixa is unable, or notifies Abbott that it is unable, for any reason (including an event of force majeure) to supply quantities of Materials in accordance with Section 9.3 for a period of [***], Abbott may at its discretion (a) require Corixa to supply the undelivered Materials at a future date agreed upon by the parties; or (b) manufacture or have manufactured by a Third Party designated by Abbott that quantity of the Materials required by Abbott which Corixa is unable to supply. If Abbott determines to manufacture or have manufactured by a Third Party such Materials, Corixa will give Abbott and/or any such Third Party all necessary information and cooperation to enable Abbott or such Third Party to manufacture the Materials in accordance with the Specifications.

      12.2 Supply Resumption. Corixa will have [***] from the original delivery date of the Materials to Abbott in which to resume supply of the Materials to Abbott; provided, however, such [***] limitation shall not apply to a failure by Corixa to supply that results from a force majeure event pursuant to Section
16.6. At the time that Corixa resumes supply of the Materials, Abbott will cease manufacture of the Materials or have the Third Party cease such manufacture in a reasonable time and manner, and shall purchase Materials exclusively from Corixa.

13.   TERM / TERMINATION


      13.1 Term and Expiration. The initial term of this Agreement shall expire on the date on which the last patent expires for the Licensed Patents. This Agreement may be terminated at any time upon the written mutual agreement of the parties. This Agreement shall be automatically extended for additional one (1) year terms until such time as either party provides the other with a written notice of termination at least ninety (90) days prior to any such automatic annual extension.


      13.2 Termination With Cause. Upon any material breach of this Agreement by either party, the non-breaching party may terminate this Agreement upon ninety (90) days written notice to the breaching party. The notice shall become effective at the end of the ninety (90) day period unless the breaching party shall cure such breach within such period.

      13.3 Acquisition of Corixa. If a Third Party acquires in one transaction or as a result of a series of transactions at least 50% of the common stock or equity of Corixa, whether through sale or merger, Corixa shall promptly notify Abbott of such acquisition or merger (the "Notification Date"). Within forty-five (45) days of the Notification Date, Abbott shall provide written notification to Corixa of Abbott's election of either one of the following two options: (i) that Abbott shall permit such Third Party to assume the terms of this Agreement in the place of Corixa; or (ii) that Abbott has elected to terminate this Agreement effective upon Corixa's receipt of Abbott's notice.

      13.4 Termination for Insolvency. Either party may terminate this Agreement upon written notice to the other in the event of (a) insolvency of the other party, or the appointment of a receiver by the other party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of its appointment; (b) the adjudication of the other party as a bankrupt; (c) the admission by the other party in writing of its inability to pay its debts as they become due; (d) the execution by the other party of an assignment for the benefit of its creditors; or (e) the filing by the other party of a petition to be adjudged as a bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the acts of the other party to any other judicial proceeding intended to effect a discharge of the debts of the other party, in whole or in part.

      13.5 Termination by Abbott. Abbott may terminate this Agreement upon sixty (60) days written notice to Corixa if (a) Abbott fails to achieve any of the milestones set forth in Section 3.2, (b) Abbott's marketing plans and projections for the Licensed Product materially change subsequent to the Effective Date, or (c) Corixa settles any legal action pursuant to Section 7.9 without obtaining Abbott's prior consent.

      13.6 Termination of Supply. Abbott may terminate this Agreement upon sixty (60) days written notice to Corixa following Abbott's receipt of notice from Corixa or the Third Party Manufacturer given pursuant to Section 10.5.

      13.7 Consequences of Expiration or Early Termination. Upon the expiration or early termination of this Agreement:

            (a) Each party shall return or destroy, and certify to such destruction of, all Confidential Information of the other party, except that each party may maintain one (1) copy for archival purposes solely to confirm compliance with the provisions of Article 8;

            (b) Abbott shall purchase the safety stock inventory held by Corixa in accordance with Section 9.5 upon early termination by Abbott for any reason, except for breach or failure to supply by Corixa or termination due to a force majeure event of Corixa, provided that Abbott may, but is not obligated to, purchase the safety stock upon expiration or any early termination of this Agreement by Corixa for any reason; and

            (c) Abbott may dispose of, by sale or otherwise, any remaining inventory of Materials, including safety stock, and Licensed Product that Abbott may have in its possession on the date of expiration or early termination of this Agreement, and Abbott shall pay to Corixa any royalties due on the Net Sales of such Licensed Product in the Territory.

      13.8 Inclusive Remedy. Except as otherwise provided in this Agreement, each party shall have the rights and remedies set forth herein in addition to any other remedies which it may have under applicable statutory or common law. Each party shall have the sole discretion to determine which of its rights and remedies, if any, it shall pursue and such party shall not be required to exhaust any of its other rights or remedies before pursuing any one of the rights and remedies set forth in this Agreement.

      13.9 Survival. Expiration or early termination of this Agreement shall not relieve either party of its obligations incurred prior to expiration or early termination. The obligations under Sections 11.4, 11.5, 16.2, 16.3, 16.8 and 16.9, and Articles 8, 14 and 15, shall survive expiration or early termination of this Agreement or of any extensions thereof for a period of ten
(10) years. All licenses hereunder shall survive in accordance with their terms.

14.   REPRESENTATIONS AND WARRANTIES

      14.1  By Corixa. Corixa represents and warrants to Abbott that:

            (a) as of the Effective Date, it has the full right to enter into and perform Corixa's obligations under this Agreement and to grant the license described in Article 2 and to supply the Materials;

            (b) as of the Effective Date, it is not a party to, and to the best of its knowledge none of its assets are subject to, any agreements, assignments or encumbrances currently in force that are inconsistent with the provisions of this Agreement;

            (c) as of the Effective Date and to the best of its knowledge, without having undertaken any special investigation, the manufacture, use, sale, offer to sell or importing of Materials in the Territory does not infringe or violate any patent, trademark, or copyright or any other intellectual property or proprietary rights of any Third Party;

            (d) as of the Effective Date and to the best of its knowledge, there are no pending actions, either actual or threatened, relating to Licensed Know-How or Licensed Patents;

            (e) as of the Effective Date, the execution, delivery, and performance of this Agreement does not conflict with, violate, or breach any agreement to which Corixa is a party;

            (f) no Materials delivered by Corixa under this Agreement will be adulterated or misbranded within the meaning of the Act, or within the meaning of any other applicable law in which the definitions of adulteration or misbranding are substantially the same as those contained in the Act, as such laws are constituted and effective at the time of such shipment or delivery, or as an article which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce;

            (g) except for the Materials manufactured for the Development Phase, all Materials supplied by it to Abbott under this Agreement shall conform to the Specifications and be manufactured in accordance with GMP; and

            (h) it shall not, with respect to any present or future patent or patent application which it owns or under which it has the right to grant licenses of the scope of the licenses granted in this Agreement, or which it shall own or under which it shall have the right to grant licenses of the scope of the licenses granted in this Agreement, assert against Abbott, or its vendees, any claims for infringement based on the manufacture, use, offer to sell, import or sale of Licensed Products made, used or sold by Abbott in accordance with and during the term of this Agreement.

      14.2 By Abbott. Abbott represents and warrants to Corixa that Abbott has the full right to enter into and perform Abbott's obligations under this Agreement and that the execution, delivery and performance of this Agreement does not conflict with, violate, or breach any agreement to which Abbott is a party.

      14.3 Extent of Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, CORIXA MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15.   INDEMNIFICATION

      15.1 Indemnification by Corixa. In addition to Corixa's indemnity obligations set forth in Article 7, Corixa shall defend, indemnify and hold Abbott harmless against any liability, damage, loss, cost or expense, including legal fees ("Liability"), arising out of or resulting from: (i) Corixa's breach of any representation or warranty set forth in Section 14.1; (ii) Corixa's default in the performance of its obligations under this Agreement and failure or inability to cure such default in accordance with Section 13.2; and (iii) any third person claims or suits made or brought against Abbott to the extent such Liability arises out of or relates to Corixa's negligence or willful misconduct with regard to Corixa's manufacture of the Materials.

      15.2 Indemnification by Abbott. Abbott shall defend, indemnify and hold Corixa harmless against any Liability arising out of or resulting from: (i) Abbott's breach of its representations set forth in Section 14.2; (ii) Abbott's default in the performance of its obligations under this Agreement and failure or inability to cure such default in accordance with Section 13.2; and (iii) any third person claims or suits made or brought against Corixa to the extent such Liability arises out of or relates to Abbott's negligence or willful misconduct with regard to Abbott's sale or promotion of any Licensed Product.

      15.3 Conditions of Indemnification. The agreement of indemnity set forth in Section 15.1 and 15.2 above is conditioned upon the indemnified party's obligation to: (i) advise the indemnifying party of any claim or suit, in writing, within ninety (90) days after the indemnified party has received notice of such claim or suit, and (ii) assist the indemnifying party and its representatives in the investigation and defense of any claim and/or suit for which indemnification is provided. This agreement of indemnity shall not be valid as to any settlement of a claim or suit or offer of settlement or compromise without the prior written approval of the indemnifying party.

      15.4 Insurance. During the term of this Agreement, Corixa shall, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of [***] per occurrence and One Million US Dollars (US$1,000,000) per occurrence and Three Million US Dollars (US$3,000,000) in the aggregate, including product liability coverage and such additional provisions or coverages as Abbott may reasonably require. Upon the Effective Date, Corixa shall furnish a certificate of insurance, in form acceptable to Abbott, evidencing the insurance required hereunder and providing for at least thirty (30) days prior written notice to Abbott of any cancellation, termination or change of such insurance coverage.


      15.5 No Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES WHATSOEVER, OR (B) THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

16.   MISCELLANEOUS

      16.1 Notices. All notices, requests or other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail, telex or facsimile, to the recipient addressed as follows:

      (a)   If to Abbott:                       with a copy to:

            Abbott Laboratories                 Abbott Laboratories
            Director, Technology Acquisition    Legal Department - International
            Diagnostic Division                 Dept. 323, AP6D-2
            Dept. 9RK-AP6C                      100 Abbott Park Road
            100 Abbott Park Road                      Abbott Park, IL 60064
            Abbott Park, IL 60064               Facsimile: (847) 938-1342
            Facsimile: (847) 937-6951

      (b)   If to Corixa:                       with a copy to:

            Corixa                              Venture Law Group
            1124 Columbia Street                      4750 Carillon Point
            Suite 200                           Kirkland, WA  98033
            Seattle, Washington  98104          Facsimile: (425) 739-8750
            Facsimile:  (206) 667-5715
                                                Attn:  William W. Ericson
            Attn:  Chief Operating Officer

      All such communications shall be deemed to be effective on the day on which personally served, or, if sent by registered mail, on the fourth day following the date presented to the postal authorities for delivery to the other party (the cancellation date stamped on the envelope being evidence of the date of such delivery), or if by telex or facsimile, on the telex or facsimile date. Either party may give to the other written notice of change of address, in which event any communication shall thereafter be given to such party as above provided at such changed address.

      16.2 Publication. If Corixa shall desire to present at symposia, national or regional professional meetings, or to publish in journals or other publications any non-Confidential Information derived from or in anyway related to its activities under this Agreement, Corixa shall first provide Abbott with copies of the proposed presentation or publication materials at least ninety
(90) days in advance of the presentation or publication date. Within sixty (60) days after its receipt of such information, Abbott shall advise Corixa whether Abbott consents to the disclosure of the submitted information. If Abbott does not provide its written consent thereto, Corixa shall modify the proposed presentation or publication to Abbott's satisfaction or cancel its plans for publications. Upon receipt of Abbott's written consent to the proposed publication or presentation material, as modified to the extent required under the terms of this Section, Corixa may proceed with the proposed presentation or publication.

      16.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Notwithstanding the foregoing, neither party hereto shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement in connection with the sale of all or substantially all of its assets. This Agreement shall survive the merger of either party with or into another party and no consent shall be required hereunder; provided, however, that in the event of the sale of all or substantially all of a party's assets, no intellectual property rights of the acquiring Third Party shall be included in the Licensed Patents or the Licensed Know-How.

      16.4 Waivers. Any waiver by either of the parties hereto of any rights arising from a breach of any covenants or conditions of this Agreement shall not be construed as a continuing waiver of other breaches of the same nature or other covenants or conditions of this Agreement.

      16.5 No Agency, Etc. This Agreement is not intended to create, nor should it be construed as creating, an agency, joint venture, partnership or employer-employee relationship between Abbott and Corixa. Each party shall act solely as an independent contractor and shall have no right to act for or to sign the name of or bind the other party in any way or to make quotations or to write letters under the name of the other party or to represent that the party is in any way responsible for any acts or omissions of such party.

      16.6 Force Majeure. Abbott and Corixa shall not be liable for loss, damage, detention or delay resulting from any cause whatsoever beyond its reasonable control or resulting from a force majeure, including, without limitation, fire, flood, strike, lockout, civil or military authority, insurrection, war, embargo, container or transportation shortage or delay of suppliers due to such causes, and delivery dates shall be extended to the extent of any delays resulting from the foregoing or similar causes. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. The party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter, whichever is longer; provided, however, that such affected party commences and continues to take reasonable and diligent actions to cure such cause.

      16.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

      16.8 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or any other transaction contemplated herein and, except as may be required by applicable law or any listing agreement with any national securities exchange, shall not issue any such press release or make any such public statement prior to obtaining the written consent of the other party.

      16.9 Disputes and Alternative Dispute Resolution. Any dispute or claim arising out of or in connection with this Agreement (unless otherwise set forth herein) shall be resolved as follows: (i) for a period of thirty (30) days after a dispute arises the respective appropriate officers of the parties shall negotiate in good faith in an effort to resolve the dispute, and (ii) if the dispute has not been resolved at the close of such thirty (30) day period, the matter will be finally settled by Alternative Dispute Resolution ("ADR") in accordance with the provisions set forth herein and attached hereto as Exhibit E.

      16.10 Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties) and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

      16.11 Amendments. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended or waived except by a written instrument signed by the party against whom enforcement of the amendment or waiver is sought.

      16.12 Headings. The headings of the paragraphs and subparagraphs of this Agreement have been added for the convenience of the parties and shall not be deemed a part hereof.

      16.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single Agreement.

      16.14 Final Agreement. This Agreement is the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other such prior agreements and understandings.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative.

ABBOTT LABORATORIES                           CORIXA


By: /s/ JAY B. JOHNSTON                       By: /s/ MARK McDADE 7/24/97
    ------------------------------                -----------------------
    Jay B. Johnson                                Mark McDade
    Vice President                                Chief Operating Officer
    Diagnostic Assays & Operations

                              SCHEDULE OF EXHIBITS


       Exhibit A -    Attach list of issued patents and patent applications

       Exhibit B -    Attach list of Materials

       Exhibit C -    Attach Specifications

       Exhibit D -    Attach Price Schedule of Individual Antigens that are
                      Materials

       Exhibit E -    Attach Alternative Dispute Resolution Procedure

                                    EXHIBIT A

                     ISSUED PATENTS AND PATENT APPLICATIONS



U.S. Pat. App. No. [***], entitled [***], filed [***].

U.S. Pat. App. No. [***], entitled [***], filed [***].

U.S. Pat. App. No. [***], entitled [***], filed [***].

U.S. Pat. App. No. [***], entitled [***], filed [***].

                                    EXHIBIT B

                                    MATERIALS



                                     [***]

                                    EXHIBIT C


                                 SPECIFICATIONS





                                     [***]

                                    EXHIBIT D


                                   [TO FOLLOW]

                                    EXHIBIT E

                         Alternative Dispute Resolution



The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the other party's receipt of the notice of dispute, or if the parties fail to meet or conduct such good faith negotiations by such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties each shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-eight (28) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

    (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

    (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

    (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

    (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or
         (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated until the neutral is selected.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall select the date(s) on which to hold a hearing to resolve each of the issues identified by the parties and shall notify the parties of such dates in writing as promptly as possible. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing date(s) selected by the neutral, each party shall submit the following to the other party and the neutral:

    (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

    (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

    (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

    (d) one (1) brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

    Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

    (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

    (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

    (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

    (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

    (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the admissability of any evidence shall be in accordance with the Federal Rules of Civil Procedure.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

    (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

    (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.